EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

MAY 31, 2010

	WHERE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION
Acumedia Manufacturers, Inc.	Michigan	100%
Centrus International , Inc.	Delaware	100%
Neogen Europe Limited	United Kingdom	100%
Hacco, Inc.	Michigan	100%
Hess & Clark, Inc.	Michigan	100%
International Diagnostic Systems Inc.	Michigan	100%
Ideal Instruments, Inc	Michigan	100%
Neogen Latinoamerica S.A.P.I. DE C.V.	Mexico	60%
Neogen do Brazil	Brazil	98%
Neogen Properties, LLC	Michigan	100%
Neogen Properties, LLC II	Michigan	100%
Neogen Properties, LLC III	Michigan	100%
Neogen Properties, LLC IV	Michigan	100%